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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                                  FORM 12b-25

                                                 Commission File Number: 0-18399
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                          NOTIFICATION OF LATE FILING

          (Check One): [ ] Form 10-KSB  [ ] Form 11-K   [X] Form 10-Q

                       [ ] Form N-SAR


For Period Ended: December 31, 2000
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[ ] Transition Report on Form 10-K     [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F     [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:
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     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification related to a portion of the filing checked above identify the Item(s) to which the notification relates:
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                        PART I. REGISTRANT INFORMATION

Full name of registrant  Fountain Pharmaceuticals, Inc.
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Former name if applicable
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Address of principal executive office  7279 Bryan Dairy Road
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City, State and Zip Code               Largo, Florida 33777
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                        PART II. RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

[X]   (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b)  The subject annual report, semi-annual report, transition report on
           Form 10-K, 20-F, 11K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]   (c)  The accountant's statement or other exhibit required by Rule
           12b-14(c) has been attached if applicable.

                              PART III. NARRATIVE

     State below in reasonable detail the reasons why Form 10-KSB, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Registrant is in the process of gathering the financial information needed to complete the first quarter financial statements. The 10-QSB will be filed within the 5th calendar day following the prescribed due date.

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                          PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

          Francis J. Werner                727                  548-0900
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               (Name)                 (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report been filed? If answer is
     no, identify report(s).                                [X] Yes [ ] No

(3) Is it anticipated that any significant changes in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                               [_] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                        Fountain Pharmaceuticals, Inc.
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                 (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 15, 2001                By: /s/ Francis J. Werner
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                                                Francis J. Werner
                                                Interim Chief Financial Officer